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                                                                  EXHIBIT 10.2.1

                               FIRST AMENDMENT TO
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made effective December 31, 1998, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "Company"), and AUBREY K. McCLENDON, an individual (the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement (the "Prior Agreement") dated effective July 1, 1998, which the parties desire to amend as provided herein.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Amendment to Paragraph 3.1. Paragraph 3.1 of the Prior Agreement is hereby deleted in its entirety (including subparagraphs 3.1.1 and 3.1.2) and the following paragraphs are substituted therefor:

   3.1 Company's Activities. The Executive or the Executive's designated affiliate will be permitted to acquire a working interest in all of the wells spudded by the Company or the Company's subsidiary corporations, partnerships or entities (the "Program Wells") on the terms and conditions set forth herein in any Calendar Quarter (as hereafter defined) during the term of this Agreement. The Program Wells include any well spudded during such Calendar Quarter in which the Company or the Company's subsidiary corporations, partnerships or entities participate as a nonoperator.

        3.1.1  Amount of Participation. On or before the date which is thirty
               (30) days before the first (1st) day of each Calendar Quarter, the Executive will provide notice to the compensation committee of the Company's board of directors of the Executive's intent to participate in the Program Wells during the succeeding Calendar Quarter and the approximate percentage working interest which the Executive proposes to participate with during such Calendar Quarter (the "Approved Percentage"). The Executive's Approved Percentage working interest participation (determined without consideration of any carried interest) in the Program Wells for any Calendar Quarter will not exceed two and one-half percent (2.5%) on an eight-eighths (8/8ths) basis. On designation of the Approved Percentage for a Calendar Quarter, the Executive will be deemed to have elected to participate in each Program Well spudded during such Calendar



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               Quarter with a working interest equal to the following applicable percentage determined on a well-by-well basis (the "Minimum Participation"): (a) the Approved Percentage for each Operations Well and each Program Well which does not fall within clause (b) of this paragraph 3 1.1; or (b) zero percent (0%) if the combined participation in the Program Well by the Executive, Mr. Tom L. Ward and Mr. Marcus C. Rowland with such individuals' Approved Percentage under their respective employment agreements causes the Company's working interest (determined without consideration of any carried interest) on the spud date for such Program Well to be less than twelve and one-half percent (12.5%) on an eight-eighths (8/8ths) basis. If clause (b) of this paragraph
               3.1.1 prohibits the Executive's participation in a Program Well, then Messrs. Ward and Rowland will not be entitled to participate in such Program Well under their employment agreements. An "Operations Well" means a Program Well which falls within the provisions of clause (b) of this paragraph 3.1.1, but for which the Executive's participation is deemed necessary for the Company to retain operations as determined by the disinterested members of the compensation committee of the Company's board of directors. If the Executive elects not to participate for a Calendar Quarter or fails to provide notice of the Executive's intent to participate and the Executive's proposed participation prior to the specified date as provided herein, the amount of the Approved Percentage for the Calendar Quarter will be deemed to be zero (0).

        3.1.2 Conditions of Participation. Except as provided herein, the participation by the Executive in each Program Well will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the acquisition of an interest in such Program Well from the Company or its subsidiary corporations, partnerships or entities. Once elected the Approved Percentage cannot be changed during any Calendar Quarter without the prior approval of the disinterested members of the compensation committee of the Company's board of directors. Any participation by the Executive under this paragraph 3.1 is also conditioned upon the Executive's participation in each Program Well spudded during such Calendar Quarter in an amount equal to the Minimum Participation. The Executive hereby agrees to execute and deliver any documents reasonably requested by the Company and hereby irrevocably appoints the Company as the Executive's agent and attorney-in-fact to execute and deliver such documents if the Executive fails or refuses to execute such documents. The Executive further agrees to pay: (a) all joint interest billings within one hundred fifty (150) days after receipt for all joint interest billings received before June 30,

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               2000; and (b) within ninety (90) days after receipt for all other joint interest billings. For purposes of this Agreement, the term "Calendar Quarter" means the three (3) month period commencing on the first (1st) day of January, April, July and October.

        3.1.3 Revenue Advance. After the date of this Agreement, the Executive will receive an advance (the "Revenue Advance") from the Company in an amount equal to the revenue disbursed by the Company to the Executive during the prior six (6) months for all Program Wells and any other wells for which the Company disburses revenue to the Executive divided by six (6). The Revenue Advance represents oil and gas revenue received by the Company with respect to the Executive's interest in various oil and gas wells for which the Company markets production but not yet disbursed to the Executive or other participants in such wells. As a result, if the Executive sells or the Company otherwise ceases to market oil and gas for a material portion of the Executive's oil and gas interests the six (6) month revenue amount used in computing the Revenue Advance will be adjusted to reflect such change in circumstances. As of the date of this Agreement, the amount the Company has actually advanced (the "Current Advance") to the Executive is Nine Hundred Eighty-Four Thousand Dollars ($984,000.00), which amount exceeds the Revenue Advance as a result of a decline in the Executive's production and prices received for such production. Subsequent to January 1, 1999, the Company will charge and the Executive will pay quarterly interest at the per annum rate of 9 1/8% on the amount by which the Current Advance exceeds the oil and gas revenue received by the Company with respect to the Executive's interest but not yet disbursed. Prior to December 31, 2000, the Company will not increase the Current Advance or make additional advances to the Executive unless the amount of the Current Advance is less than the Revenue Advance. After December 31, 2000, the Executive agrees to promptly pay any amount by which the Current Advance and any amounts advanced to the Executive in connection with revenue from the Executive's oil and gas wells exceed, in the aggregate, the Revenue Advance.

2. Supersession. Except as expressly amended by this First Amendment to Amended and Restated Employment Agreement, the Prior Agreement continues in full force and effect and the terms and conditions thereof as amended hereby will govern the relationship between the Company and the Executive.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

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                                       CHESAPEAKE ENERGY CORPORATION, an
                                       Oklahoma corporation



                                       By /s/ TOM L. WARD
                                          --------------------------------------
                                          Tom L. Ward, President

                                       (the "Company")



                                       /s/ AUBREY K. McCLENDON
                                       -----------------------------------------
                                       AUBREY K. McCLENDON, individually

                                       (the "Executive")

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